Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-209955 of our report dated April 19, 2017 relating to the financial statements of Hunting Dog Capital LLC appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Experts" and "Selected Financial and Other Data" in such Prospectus.

EKS&H LLLP

April 19, 2017
Denver, Colorado